Exhibit 99.1

Solazyme Reports Fourth Quarter and Full Year 2014 Results

Continued progress at Solazyme Bunge Renewable Oils plant

South San Francisco, CA – February 26, 2015 – Solazyme, Inc. (NASDAQ: SZYM), a renewable oil and bioproducts company, announced today results for the fourth quarter and full year ended December 31, 2014.

“Although 2014 was a challenging year, we made great strides against our commercialization and production goals, including launching Encapso™ and our AlgaVia™ microalgae food ingredients, and starting up operations at our Clinton/Galva and SB Oils Moema facilities,” said Jonathan Wolfson, CEO of Solazyme. “We ended 2014 by demonstrating fully integrated operations at Moema and are confident that we will turn the corner to consistent and reliable operations as well. We have great technology, products and partners and though there is hard work in front of us we are excited about our opportunities and the year ahead.”

Financial Results

Total revenue for the fourth quarter of 2014 was $14.5 million compared with $11.3 million in the fourth quarter of 2013, an increase of 29%. Fourth quarter GAAP net loss was $44.9 million compared to a net loss of $33.3 million in the prior year period. On a non-GAAP basis, the net loss was $35.5 million for the fourth quarter of 2014 compared to a net loss of $27.4 million in the prior year quarter. A reconciliation of GAAP to non-GAAP results is included below.

Total revenue for the year ended December 31, 2014 was $60.4 million compared with $39.8 million in the prior year, an increase of 52%, with the product revenue component of that up 87% versus the prior year. Full year 2014 GAAP net loss was $162.1 million, compared with $116.4 million loss in the prior year. On a non-GAAP basis, the net loss was $133.4 million for 2014, compared with $88.6 million in 2013.

“Solazyme’s 2014 revenue growth reflects the continued expansion of our Algenist® product line, shipments from Clinton/Galva and Peoria of Encapso™ and AlgaVia™ branded products, as well as delivery against all of our joint development milestones for our partners,” said Tyler Painter, COO and CFO of Solazyme. “We are focused on maximizing the returns on our capacity investments and driving efficiencies across our operations. We are well positioned financially to accelerate the commercialization of our products in 2015.”

Business Review

•	Moema: In December, we demonstrated the ability to operate on a fully integrated basis at Moema, achieving a major technical milestone for the company by demonstrating integrated operations from input sugar to crude oil. Our goal at Moema in 2015 is to reach consistent fully integrated operations and ramp production volumes.

•	Clinton/Galva: We began commercial production in Clinton and Galva and successfully produced five unique products during the course of the year.

•	Encapso™: Solazyme introduced Encapso™, the world’s first commercially-available, biodegradable encapsulated oil for use as a lubricant in drilling fluids. Commercial rig results have confirmed that Encapso™ delivered operational improvements such as reductions in torque, increases in drilling speed, and reductions in non-productive time during use in 37 commercial wells.

•	AlgaVia™: In 2014, we launched our microalgae food ingredients business under the AlgaVia™ brand name. The lipid and protein powders, as well as our high oleic algae oil, are Generally Recognized as Safe (GRAS) in the US and have received “No Questions” letters from the FDA.

•	Partner Developments: In 2014, we made our first deliveries under a 10k MT supply agreement and extended our Joint Development Agreement (JDA) with Unilever; expanded our JDA and established key terms for a five year supply agreement targeting up to 10k MT/year with AkzoNobel; partnered with Versalis to commercialize Encapso™; and met all JDA targets with Mitsui.

Conference Call

Solazyme will hold a conference call for investors on February 26, 2015 at 1:30 p.m. PT (4:30 p.m. ET). Investors may access the call by dialing 973-409-9250. A live webcast of the call will be available from the Investor Relations section of www.solazyme.com. A recording of the call will also be available by calling 404-537-3406; access code 82746845 beginning approximately two hours after the call, and will be available for one week. A webcast replay from today’s call will also be available from the Investor Relations section of www.solazyme.com approximately two hours after the call and will be available for up to thirty days.

About Solazyme, Inc.

Solazyme, Inc. (Nasdaq:SZYM) is the leading microalgae innovator that delivers first-of-a-kind, high-performance oils and ingredients that are better for people and better for the planet. Starting with microalgae, the world’s original oil producer, Solazyme creates new, sustainable, high-performance products. These include renewable oils and ingredients that serve as the foundation for healthier foods; better home, personal care and industrial products; and more sustainable fuels. Headquartered in South San Francisco, Solazyme’s mission is to solve some of the world’s biggest problems with one of its smallest and most ancient life forms: microalgae.Solazyme®, AlgaVia™, Encapso™, the Solazyme logo and other trademarks or service names are the trademarks of Solazyme, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as a “non-GAAP financial measures” by the Securities and Exchange Commission: non-GAAP net loss and non-GAAP net loss per share. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share” included in the tables to this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of Solazyme’s current financial performance and Solazyme’s prospects for the future. Specifically, Solazyme believes non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, Solazyme’s management uses financial measures that do not include stock-based compensation expense or special expenses such as non-cash gains or losses due to warrant revaluations. In addition to the corresponding GAAP measures, Solazyme’s management also uses the foregoing non-GAAP measure in reviewing the financial results of Solazyme. Solazyme excludes stock-based compensation expenses and special non-cash charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Solazyme, including statements that involve risks and uncertainties concerning: its commercialization and production plans; the commissioning of equipment and the ramping up and optimization of facilities; meeting commercialization and technology targets; successful product trials and market acceptance of its products; and Solazyme’s ability to maintain its relationships with its partners. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Solazyme, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: Solazyme’s limited operating history; its limited history in commercializing products; implementation risk in deploying new technologies; its limited experience in constructing, ramping up, optimizing and operating commercial manufacturing facilities; its ability to sell its products at a profit; delays related to construction, start-up, ramp-up and optimization of production facilities; its ability to manage costs, including operational costs at production facilities; its ability to enter into and maintain strategic collaborations; successful product trials by its customers and market acceptance of its products by end-users; its ability to obtain requisite regulatory approvals; and its access, on favorable terms, to any required financing. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Solazyme.

In addition, please refer to the documents that Solazyme, Inc. files with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q, as updated from time to time, for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Solazyme is not under any duty to update any of the information in this press release.

Contacts

Solazyme, Inc.

Corporate Communications:

Genet Garamendi

press@solazyme.com

Or

Mike Smargiassi

Brad Edwards

Brainerd Communicators, Inc.

212-986-6667

smarg@braincomm.com

edwards@braincomm.com

SOLAZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues
Product revenues	$9,353	$6,250	$37,346	$19,962
Research and development programs	5,149	5,024	23,045	19,788

Total revenues	14,502	11,274	60,391	39,750
Costs and operating expenses (1)
Cost of product revenue	6,154	1,985	20,612	6,385
Research and development	18,210	20,381	81,680	66,572
Sales, general and administrative	22,139	16,923	90,266	62,933
Restructuring charges	3,514	—	3,514	—

Total costs and operating expenses	50,017	39,289	196,072	135,890

Loss from operations	(35,515)	(28,015)	(135,681)	(96,140)

Other income (expense) (2)
Interest and other income (expense), net	(3,205)	(1,191)	(12,167)	(5,767)
Loss from equity method investments	(7,724)	(2,696)	(23,037)	(8,237)
Gain from change in fair value of warrant liability	—	572	688	147
Gain (loss) from change in fair value of derivative liabilities	1,578	(2,006)	8,056	(6,392)

Total other income (expense)	(9,351)	(5,321)	(26,460)	(20,249)

Net loss	$(44,866)	$(33,336)	$(162,141)	$(116,389)

Net loss per share – basic and diluted	$(0.57)	$(0.49)	$(2.14)	$(1.81)

Weighted average number of common shares used in net loss per share computation – basic and diluted	79,330	68,453	75,879	64,212

SOLAZYME, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS AND NET LOSS PER SHARE

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net loss	$(44,866)	$(33,336)	$(162,141)	$(116,389)

Gain from change in fair value of warrant liability	—	(572)	(688)	(147)

(Gain) loss from change in fair value of derivative liabilities	(1,578)	2,006	(8,056)	6,392

(1) Operating expenses includes costs as follows:
Research and development	1,736	1,806	7,407	5,917

Sales, general and administrative	5,120	2,395	18,142	12,736

Total stock-based compensation expense	6,856	4,201	25,549	18,653

Litigation settlement, net of insurance reimbursement	(8)	—	4,499	—

Restructuring charges	3,514	—	3,514	—

(2) Other income (expense) includes costs as follows:

Amortization of debt discount and issuance costs	612	281	2,206	1,529

Debt conversion expense	—	—	1,766	—

Dissolution of the Solazyme Roquette JV	—	—	—	1,406

Net loss (non-GAAP)	$(35,470)	$(27,420)	$(133,351)	$(88,556)

Net loss per share (GAAP) – basic and diluted	$(0.57)	$(0.49)	$(2.14)	$(1.81)

Gain from change in fair value of warrant liability	—	(0.01)	(0.01)	—

(Gain) loss from change in fair value of derivative liabilities	(0.02)	0.03	(0.11)	0.10

Stock-based compensation expense	0.09	0.07	0.34	0.29

Litigation settlement, net of insurance reimbursement	—	—	0.06	—

Restructuring charges	0.04	—	0.05	—

Amortization of debt discount and issuance costs	0.01	—	0.03	0.02

Debt conversion expense	—	—	0.02	—

Dissolution of the Solazyme Roquette JV	—	—	—	0.02

Net loss per share (non-GAAP) – basic and diluted	$(0.45)	$(0.40)	$(1.76)	$(1.38)

SOLAZYME, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(UNAUDITED)

	December 31, 2014	December 31, 2013
Assets

Current assets
Cash, cash equivalents and marketable securities	$207,308	$167,521
Other current assets	26,619	24,296

Total current assets	233,927	191,817
Property, plant and equipment – net	36,080	40,089
Other assets	42,582	26,799

Total assets	$312,589	$258,705

Liabilities and stockholders’ equity

Current liabilities
Current portion of long-term debt	$6	$65
Other current liabilities	23,448	25,229

Total current liabilities	23,454	25,294
Other liabilities	2,668	1,006
Long-term debt	200,091	93,457

Total liabilities	226,213	119,757

Total stockholders’ equity	86,376	138,948

Total liabilities and stockholders’ equity	$312,589	$258,705